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                                                                      Exhibit 99



FOR IMMEDIATE RELEASE

December 3, 1998

CONTACT: Francis P. Bissaillon
         Executive Vice President,
         Chief Financial Officer
         (617) 536-2800

         BOSTON, MA (December 3, 1998) - Back Bay Restaurant Group, Inc. (NASDAQ:PAPA) and its Chairman, President and Chief Executive Officer, Charles
F. Sarkis, announced today that they have entered into an Agreement and Plan of Merger, pursuant to which SRC Holdings, Inc., a new corporation formed by Mr. Sarkis, will acquire Back Bay.

         Under the terms of the merger agreement, which was approved by a special committee of Back Bay's Board of Directors at a meeting held yesterday, SRC Holdings will be merged with and into Back Bay and each outstanding public share of Back Bay common stock will be converted into the right to receive $10.25 per share, net to the seller in cash. In addition, Back Bay's existing indebtedness of approximately $4 million will be refinanced as part of the merger. Mr., Sarkis, and certain members of Back Bay's senior management and their affiliates collectively control approximately 26% of the outstanding Back Bay stock and have agreed to vote in favor of the merger.

         The proposed merger will be conditioned upon, among other things, the approval by the stockholders of Back Bay, including a majority of its non-affiliated public stockholders, and the receipt of approximately $38 million of cash proceeds from financing commitments to fund the merger. The financing is subject to satisfaction of certain conditions, which will be described in the proxy materials.

         Back Bay's Board of Directors formed a special committee of independent directors to evaluate the transaction. Schroder & Co., Inc. served as financial advisor to the special committee in connection with the transaction.

         In announcing the proposed merger, Mr. Sarkis stated: "We believe that this transaction is in the best interest of our stockholders. The merger will provide much needed liquidity to our public stockholder base at a price which is a significant premium over the historical trading range of the stock at any time in recent years."






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         Back Bay and Mr. Sarkis expect that the necessary filings with the
Securities and Exchange Commission in connection with the merger will be made during December 1998, and that the proxy materials will be mailed to Back Bay stockholders promptly after SEC approval. The transaction is anticipated to close by March of 1999.

         Back Bay Restaurant Group, Inc. owns and operates thirty-four full-service restaurants located in New England, New York, New Jersey and the District of Columbia. Fourteen restaurants feature Italian cuisine and are operated the Papa-Razzi trade name. Twenty restaurants serve American-style food and are operated under several trade names including Joe's American Bar & Grill, Charley's Eating & Drinking Saloon, Hillary's Ltd. Abe & Louie's and The Famous Atlantic Fish Company.

         Some of the statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking information is inherently subject to risks and uncertainties, which include, but are not limited to, the successful completion of this transaction, overall economic, market, and industry conditions, and the risks described from time to time in reports filed by Back Bay with the Securities and Exchange Commission, including its most recently filed Form 10-K report. Should any such risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results or outcomes may vary materially from those anticipated.